Exhibit 10.3
PERSONAL AND CONFIDENTIAL

February 24, 2025

Mike Hutchinson
17095 Via Del Campo
San Diego, CA 92127

Dear Mike,

I am very pleased to extend you this offer of employment with Teradata Corporation and its affiliates (“Teradata” or the “Company”) as Chief Operating Officer, based virtually, and continuing to report to me, subject to the conditions set forth below.

This letter outlines the key elements of your compensation (Base Salary, MIP, 2025 Equity Award). The other employment terms as documented in your December 22, 2021 offer letter remain in place.

Base Salary: You shall receive a base salary of $458,300 on an annualized basis, less applicable taxes and withholdings, which would be paid on the Company’s normal bi-weekly payroll schedule and subject to change upon mutual agreement (other than a base salary reduction that is applied across-the-board to the Company’s Section 16 officers).

Management Incentive Plan: You will continue to participate in Teradata’s Management Incentive Plan (the “MIP”), a performance-based annual incentive program for executive officers. Under the MIP, the Compensation and People Committee of the Teradata Board (the “Committee”) establishes an annual bonus program based upon financial and/or strategic performance results achieved by Teradata, as well as each eligible employee’s individual performance against their business objectives. Your MIP target incentive opportunity equal to 100% of your eligible gross base salary, which would bring your total targeted annual compensation opportunity to $916,600. Incentive awards are subject to discretionary adjustment by the Committee as outlined in the MIP and, if earned, are paid in the first calendar quarter following the program year. No MIP award is guaranteed, and you must be employed by Teradata on the date MIP awards are paid to be eligible to receive a MIP award. The MIP is subject to amendment by Teradata in accordance with the terms of the plan.

Annual Equity Award (Performance-Based / Restricted Share Units): You will continue to be eligible to participate in Teradata’s annual equity award program for executive officers. Annual awards are typically determined by the Committee and granted in the first quarter of each year and are generally compromised of a mixture of performance-based restricted share units (“PBRSUs”) and service-based restricted share units (“RSUs”). The precise nature of the award and vesting schedules will be determined by the Committee.

Your annual equity award for 2025 shall have a target value of $4,500,000 (the “2025 Equity Award”). The actual number of shares for your 2025 Equity Award will be determined by dividing the target value by the preceding 20-day average of Teradata’s common stock prior to, but not including the effective date of the award. The 2025 Equity Award will be effective March 3, 2025, and be allocated 50% to RSUs (vesting in three (3) equal annual installments) and 50% to PBRSUs (subject to a three (3) year performance period commencing January 1, 2025, with the same vesting and achievement of the same goals applicable to other senior executives of Teradata). The 2025 Equity Award will be governed by the terms and conditions of the Teradata 2023 Stock Incentive Plan, amended (“Plan”) and your PBRSU and RSU equity award agreements, which you will be required to accept in connection with the award.

This letter, together with the Employee Confidential Information and Inventions Assignment Agreement you signed upon hire, forms the complete and exclusive statement of your employment agreement with Teradata. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to Teradata's discretion in this letter, require a written modification signed by an officer of Teradata.

Mike, we are excited to provide this offer and look forward to the continued contributions you bring to Teradata; I hope you share this enthusiasm. This offer assumes an expanded role as of February 24, 2025 (the Effective Date).
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If you have any questions regarding the details of this offer, please do not hesitate to contact me.

Sincerely,
/s/ Steve McMillan Steve McMillan
President & Chief Executive Officer

ACCEPTANCE:
I accept the offer of employment by Teradata Corporation on the terms described in this letter.

/s/ Mike Hutchinson
Mike Hutchinson
February 24, 2025
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